 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2024 (July 31, 2024)
The Pennant Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38900	83-3349931

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 E Riverside Drive, Suite 150,
Eagle, ID 83616

(Address of principal executive offices and Zip Code)
Registrant's telephone number, including area code: (208) 506-6100
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PNTG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2024, The Pennant Group, Inc. (“Pennant” or the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Facility”) with Truist Bank, as administrative agent, and certain banks as additional lenders.

The Credit Facility increases Pennant’s existing credit facility by $100.0 million to an aggregate principal amount of up to $250.0 million and extends the maturity date to July 31, 2029. The interest rates applicable to loans under the Credit Facility are, at the Company’s option, equal to either a base rate plus a margin ranging from 0.75% to 1.75% per annum or a rate based on the Secured Overnight Financing Rate (SOFR) plus a margin ranging from 1.75% to 2.75% per annum, based on the ratio of Consolidated Total Net Debt to Consolidated EBITDA (as such terms are defined in the Credit Facility). In addition, the Company will pay an unused line fee on the unused portion of the commitments that ranges from 0.25% to 0.45% per annum, depending on the ratio of Consolidated Total Net Debt to Consolidated EBITDA (as such terms are defined in the Credit Facility).

The Credit Facility contains customary representations, warranties and affirmative covenants. The Credit Facility also contains (A) financial covenants based on (i) the Company’s Leverage Ratio (as such term is defined in the Credit Facility) and (ii) the Company’s Interest/Rent Coverage Ratio (as such term is defined in the Credit Facility) and (B) customary negative covenants, which include (subject to certain negotiated exceptions) limitations on (i) indebtedness, (ii) liens, (iii) significant corporate changes, (iv) dispositions and (v) restricted payments. The Credit Facility also contains customary events of default, such as payment defaults, bankruptcy and insolvency, the occurrence of a defined change in control, certain violations of health care laws, and certain other covenants related to the operation of the Company’s business. If an event of default is not cured, payment under the Credit Facility may be accelerated.

The foregoing description of the Credit Facility is qualified in its entirety by reference to the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direction Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure of the Credit Agreement contained in Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of July 31, 2024, by and among The Pennant Group, Inc. and Truist Bank, as administrative agent, and the lenders party thereto
99.1	Press Release of the Company dated August 1, 2024.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2024	THE PENNANT GROUP, INC.
	By:	/s/ BRENT J. GUERISOLI
Brent J. Guerisoli
Chief Executive Officer